Exhibit 8.1

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 13, 2020

EuroDry Ltd.
4 Messogiou & Evropis Street
151 25 Maroussi, Greece

Re:	EuroDry Ltd.
Ladies and Gentlemen:
You have requested our opinion regarding certain United States federal income tax matters relating to EuroDry Ltd. (the “Company”) and certain holders of shares of the Company’s Common Stock, as described in the Registration Statement filed by the Company on Form F-3 (File No. 333-              ) with the Securities and Exchange Commission on May 13, 2020, as thereafter amended or supplemented (the “Registration Statement”).
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2019 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and, in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Registration Statement under the sections entitled “United States Federal Income Tax Considerations” and “Marshall Islands Tax Considerations,” under the section entitled “Tax Considerations” and in the risk factors set forth in the Annual Report entitled (i) “United States tax authorities could treat us as a ‘passive foreign investment company,’ which could have adverse United States federal income tax consequences to United States holders” and (ii) “We may have to pay tax on United States source income, which may reduce our earnings,” we hereby confirm that the opinions with respect to United States federal income tax matters and Marshall Islands tax matters expressed therein accurately state our views as to the tax matters discussed therein.

EuroDry Ltd.
May 13, 2020

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and the Annual Report.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to us in the Prospectus. In giving such consent, we do not hereby admit that we are “experts” within the meaning of the Act and the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, /s/ Seward and Kissel LLP